Leena Jaisani

Sr. Director & Head - Entertainment

June 13, 2014

Jyoti Deshpande

Chief Executive Officer
Eros International Plc
Fort Anne

South Quay

Douglas

Isle of Man IM1 5PD

Re: Consent to use of extracts and reference to FICCI-KPMG Indian Media and Entertainment Industry

Reports by Eros International Plc (the “Company”)
Dear Ms. Deshpande,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry (“FICCI”)- KPMG Indian Media and Entertainment Industry Report 2014 (“2014 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2013 (“2013 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2012 (“2012 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2011 (“2011 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2010 (“2010 Report”) and the FICCI-KPMG Indian Media and Entertainment Industry Report 2009 (“2009 Report”, and together with 2010 Report, 2011 Report, 2012 Report, 2013 Report and 2014 Report, the “Reports”).

We hereby consent to the inclusion of our name, extracts of the Reports and reference to, or summaries of, the Reports in any document issued by the Company, including any registration statement or prospectus of the Company for the registration of its ordinary shares filed with the United States Securities and Exchange Commission and any other documents that may be filed, submitted or used in connection with such registration.

Yours faithfully,

(Leena Jaisani)